EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 4th day of January, 2013 between Raymond Schaaf (“Executive”) and indiePub Entertainment, Inc. (the “Company”).

1.  Term of Employment  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company (recognizing that Executive shall commute from time to time as his duties may require), upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on the three year anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of Section 4 or extended as hereinafter provided (such period, as it may be extended or terminated, is the “Agreement Term”).  Beginning on the three year anniversary of the Commencement Date, and on each anniversary of the Commencement Date thereafter, the Agreement Term shall extend for an additional one year period from the then current expiration date of the Agreement Term unless at least 180 days prior to the anniversary date (the “Notice Date”) either Executive or the Company provides written notice to the other party electing not to extend the Agreement Term.  Notwithstanding the foregoing, in the third year of this Agreement, Executive shall advise the Company in writing not later than the Notice Date whether or not he intends to continue his employment with the Company.

2.  Title; Capacity.  The Company will employ Executive, and Executive agrees to work for the Company, as its President and Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Executive.  Executive shall report to the Company’s Board of Directors (the “Board”) and shall be subject to the supervision of, and shall have such authority as is delegated by the Board, which authority shall be sufficient to perform Executive’s duties hereunder.  Executive shall devote Executive’s full business time and reasonable best efforts in the performance of the foregoing services, provided that Executive may accept other board memberships or serve in a like capacity in other charitable organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company, subject to Board approval with such approval not to be unreasonably withheld, except those identified in Schedule A, as may be amended by the parties from time to time.  Effective on the Commencement Date, Executive shall be appointed to the Board of Directors of the Company to serve until the next Annual Meeting of Shareholders.

3.  Compensation and Benefits.

(a)  Salary.  As of the Commencement Date, the Company shall pay Executive a base salary of $300,000 per year, payable in accordance with the Company’s customary payroll practices (the “Base Salary”).  The Base Salary thereafter shall be subject to annual review and adjustment as determined by the Company in its discretion on the anniversary of the Commencement Date each year of the Agreement Term.

(b)  Discretionary Bonus.  The Board may award Executive an annual bonus, in the sole discretion of the Board (the “Bonus”).  The amount of the Bonus will be up to a maximum of 100% of Executive’s Base Salary.  The Bonus, if any, shall be in addition to Executive’s Base Salary, and shall be determined by mutually agreeable targets established by the Board and Executive, with ultimate discretion with the Board,  based on such factors as the Company’s budget set for the fiscal year, and the Executive and the Company’s performance during the fiscal year.  Except for the fiscal year ending December 31, 2012, the targets will be determined within 30 days of the start of each fiscal year.  Executive must be employed by the Company or one of its affiliates on the date such Bonus, if any, is paid; provided, however, Executive shall not be required to be employed by the Company on the date such Bonus, if any, is paid if Executive would have otherwise been employed on such date but for (a) his death or his having a “disability” as defined in Section 4(d) hereof; (b) the expiration of the Agreement Term (in which case such Bonus shall be paid pursuant to Section 5(a)(ii) below); or (c) his termination without Cause by the Company or his Voluntary Resignation with Good Reason (in which case such Bonus shall be paid pursuant to Section 5(b) below). Except as otherwise provided herein, the first half of such bonus shall be paid on the later of March 15 of the following year and ten (10) days after management has presented to the Board financial statements for the fiscal year ended; the second half of such bonus shall be paid upon the completion of the Company’s annual audit of financial statements. In calendar year 2012, Employee shall be eligible for 100% of the Bonus (the “2012 Bonus”) based upon, among other things, the financial performance of the Company from January 1, 2012 through December 31, 2012, and the targets for the 2012 Bonus shall be established with respect to the budget determined by the Company’s Board of Directors.  Notwithstanding the foregoing, in no event shall the 2012 Bonus be less than $75,000 (the “Minimum 2012 Bonus”), and the Minimum 2012 Bonus shall be paid by January 15, 2013.  To the extent that the actual 2012 Bonus exceeds the Minimum 2012 Bonus, such balance shall be paid upon completion of the Company's annual audit of financial statements.  If at the time the Company is required to pay the Minimum 2012 Bonus, the Company’s Board of Directors, in its reasonable discretion, determines that the Company does not have cash on hand sufficient for payment of the 2012 Minimum Bonus, Executive may elect to: (i) accept payment of the Minimum 2012 Bonus in shares of common stock of the Company; or (ii) defer the payment of cash to a date to be mutually agreed upon by Executive and  the Company’s Board of Directors.

(c)  Equity Compensation.  The Company shall grant to Executive 1,375,000 shares of restricted common stock of the Company (the “Restricted Shares”).  Provided Executive is employed by the Company or would have been employed but for Executive having a “disability” as defined in Section 4(d) hereof, and, except as otherwise provided in this Agreement, the Restricted Shares shall vest annually over the course of three years, with one third (1/3) of the shares vesting on January 1, 2013, one third (1/3) of the shares vesting on January 1, 2014, and one third (1/3) of the shares vesting on January 1, 2015.  Notwithstanding the foregoing, in the event that Executive's employment is terminated for any reason prior to the end of the  third year, as of the date of such termination, a pro-rata portion of the Restricted Shares shall be deemed vested and exercisable.  Such portion shall be calculated by multiplying the total number of months of Executive's employment with the Company by 1/36.

(d)  Fringe Benefits.  Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans (including coverage for Executive’s immediate family), life insurance plans, disability insurance, retirement plans, and all other benefit plans from time to time in effect.  Executive shall also be entitled to take four weeks of fully paid vacation in accordance with Company policy.

(e)  Reimbursement of Certain Expenses.  Executive shall be reimbursed for such reasonable and necessary business expenses incurred by Executive while Executive is employed by the Company, which are directly related to the furtherance of the Company’s business.  The Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  The Company may request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement.  If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

4.  Termination of Employment Period.  The Employment Period shall terminate upon the occurrence of any of the following:

(a)  Termination of the Agreement Term.  At the expiration of the Agreement Term, but only if appropriate notice is given in accordance with Section 1.

(b)  Termination for Cause.  At the election of the Company, for Cause upon written notice by the Company to Executive.  For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(i)  a good faith finding by the Company that Executive has engaged in dishonesty, gross negligence or misconduct that materially injures the Company;

(ii)  Executive’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or

(iii)  Executive’s material breach of his duties under this Agreement, which, if curable, has not been cured by Executive within thirty (30) days after he shall have received written notice from the Company stating the nature of such breach.

(c)  Voluntary Termination by the Company.  At the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to Executive or by Executive.

(d)  Death or Disability.  Thirty days after the death or determination of disability of Executive.  As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.  Notwithstanding the foregoing, if and only to the extent that Executive’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(e)  Voluntary Resignation by Executive.  At the election of Executive without Good Reason upon not less than 30 days prior written notice by him to the Company, or immediately upon Good Reason.  For purposes of this Agreement, "Good Reason" shall mean, unless otherwise consented to in writing by the Executive;

(i)  a material reduction in Annual Salary or in benefits of the Executive, or the failure of the Company timely to make any payment due to the Executive, provided that such deferral or failure to pay continues unremedied for more than thirty (30) days;

(ii)  any action by the Company that results in a material diminution in the Executive’s title, authority, duties, reporting relationship or responsibilities or assignment of responsibilities which are materially inconsistent with those set forth in Section 2 hereof; provided, however, that Executive’s dismissal from or failure to be nominated or elected to the Company’s Board of Directors shall not be deemed to be a material diminution for purposes of this Section 4(e)(ii); or

(iii)  a failure of the Company to have any successor entity assume the Company’s obligations under this Agreement.

Notwithstanding the foregoing, an event shall not be deemed to constitute "Good Reason" if, (i) Executive does not report the conditions which the Executive believes to be Good Reason to the Company within 45 days of such conditions occurring and (ii) within 30 days after the Executive provides notice of Good Reason to the Company, the Company has fully corrected such Good Reason and made the Executive whole for any such losses; unless the same or similar events or conditions occur again, in which case no further opportunity to cure will be afforded Company and Good Reason will exist as if all applicable notice requirements had been met in their entirety.

5.  Effect of Termination.

(a)  Termination for Cause, at the Election of Executive, at Death, or for Disability or Upon Expiration of the Agreement Term.

(i)  In the event that Executive’s employment is terminated for Cause, upon Executive’s death, at the election of Executive without Good Reason, or for Executive’s disability except as set forth in Section 5(a)(ii) below, the Company shall have no further obligations under this Agreement other than to pay to Executive salary, accrued vacation, and vested stock through the last day of Executive’s actual employment by the Company.

(ii)  In the event that Executive’s employment is terminated upon the expiration of the Agreement Term, or by death or disability, Executive shall be entitled to the payments required under Section 5(a)(i) above plus prorated earned but unpaid annual bonus.

(b)  Voluntary Termination by the Company without Cause or Resignation by Executive for Good Reason.  In the event that the Company terminates Executive’s employment without Cause or Executive resigns his employment with Good Reason without respect to Change in Control, beginning immediately after the date of such termination, the Company shall pay Executive, in addition to the amounts provided for in Section 5(a) above, severance in an amount equivalent to one (1) year of annual base salary, prorated earned but unpaid annual bonus and one (1) year of benefits then in effect as of the date of termination.  Such severance payments and benefits shall be provided pursuant to the Company’s then current payroll practices.  Notwithstanding the foregoing, if any of the benefits or payments set forth herein are subject to Section 409A of the Code, no benefits triggered by a termination of employment will be paid hereunder until the Executive incurs a “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code.

(c)  Voluntary Termination by the Company without Cause or Resignation by Executive for Good Reason Following A Change in Control.  If the Company or its successor terminates Executive without Cause, or Executive voluntarily terminates employment for Good Reason, within six (6) months following a Change in Control, the Company shall pay Executive, in addition to the amounts provided for in Section 5(a) above, severance in a lump sum in an amount equivalent to eighteen (18) months of annual Base Salary then in effect as if the date of termination.  In addition, the vesting of all of Executive’s equity awards shall be accelerated and become immediately exercisable, and Executive shall have eighteen (18) months to exercise the vested shares (if applicable).  The payment of the severance and acceleration of stock options is conditioned upon Executive’s delivery and non-revocation of a release of claims as against the Company, and the payment of base salary shall be made within fourteen (14) days after the effective date of such release.  As used in this Agreement, “Change of Control” means a merger or consolidation involving the Company and a party not affiliated with MMB Holdings LLC, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or the surviving entity  of such surviving entity outstanding immediately after such merger or consolidation, or the sale or disposition by the Company of all or substantially all of the Company’s assets.

(d)  Notwithstanding any other provision with respect to the timing of payments under Section 5 if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 5 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the thirteenth month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to one year of payments otherwise due to the Executive under the terms of Section 5 as applicable.  After the first business day of the thirteenth month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 5, as thereafter applicable.

6.  Nondisclosure and Nonsolicitation.

(a)  Proprietary Information.

(i)  Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists.  Executive will not disclose any Proprietary Information to others outside the Company except in the performance of Executive’s duties or use the same for any unauthorized purposes without written approval by the Board, either during or after Executive’s employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(ii)  Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company.

(iii)  Executive agrees that Executive’s obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, clients or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

(b)  Prior Contracts and Inventions; Information Belonging to Third Parties.  Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive.  Executive further represents that (i) Executive is not obligated under any consulting, employment or other agreement which would affect the Company's rights or my duties under this Agreement, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefore known to Executive involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company.  Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

(c)  Nonsolicitation.

(i)  During the Employment Period and until the conclusion of the period of twelve months after the termination of Executive’s employment with the Company for any reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(ii)  During the Employment Period and until the conclusion of the period of twelve months after the termination of Executive’s employment with the Company for any reason, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

(d)  If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(e)  The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are in exchange for payments made to Executive for Executive’s ownership interest in the Company and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.   The Company shall be entitled to recover its reasonable attorneys’ fees in the event it prevails in such an action.

7.  Entire Agreement - Prior Agreements.  This Agreement constitutes the entire agreement between the parties and supersedes the Consulting Agreement, dated August 2011, entered into between the Company and Executive, and any other prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

8.  Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9.  Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of California without regard to principles of conflicts of laws thereunder.  Each party hereby consents to and submits to the jurisdiction of the federal and state courts located in California and, except as provided in any existing or future agreement between the parties regarding arbitration, any action or suit under this Agreement shall be brought in the federal or state court with appropriate jurisdiction over the subject matter established or sitting in such city, and each party hereby agrees not to raise in connection therewith, and hereby waives, any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any such action or suit brought in accordance with this Section.

10.  Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section.

11.  Jury Waiver.  Executive and the Company hereby waive trial by jury with respect to any claims arising under or relating to this Agreement or Executive’s employment at the Company.

12.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.  In the event of a Change in Control, the successor company shall be required to make the bonus payments to which Executive is entitled under Section 2 hereof not later than March 15 of the applicable year.

13.  Miscellaneous.

(a)  No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)  Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(c)  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.  Tax Consequences.  Notwithstanding any other provision of this Agreement to the contrary, the Company makes no guarantee of any tax consequences to the Executive including, without limitation, under Section 409A of the Code, and has advised Executive to seek independent advice prior to the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Raymond Schaaf
RAYMOND SCHAAF

INDIEPUB ENTERTAINMENT, INC.

By:	/s/ Jay Wolf
Name: Jay Wolf
Its: Chairman of the Board

SCHEDULE A

1.	Membership of the Board of Directors of DisplayMORE